EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST COMPLETES REFINANCING OF THREE MORTGAGE LOANS RESULTING IN APPROXIMATELY $104 MILLION
OF EXCESS PROCEEDS
DALLAS, July 28, 2014 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has successfully refinanced three mortgage loans with an existing outstanding balance of approximately $325 million. The three previous mortgage loans that were refinanced include:

•	$135 million J.P. Morgan Floater loan with a final maturity date in May 2017

•	$101 million UBS 1 loan with a final maturity date in December 2014

•	$89 million Merrill Lynch 3 loan with a final maturity date in February 2016
The new loans total $468.9 million and resulted in excess proceeds of approximately $104 million after closing costs and reserves. The $104 million in excess proceeds will be added to the Company’s unrestricted cash balance and, as a result, this refinancing is neutral to the Company on a net debt basis. Also, as a result of the refinancing, the Homewood Suites Mobile and the Hampton Inn Terre Haute, Indiana are now unencumbered by debt.
The three previous mortgage loans were refinanced with five new mortgage loan pools, the details of which are as follows:
Mortgage Loan Pool 1

•	$301 million non-recourse mortgage loan with a two-year initial term and three one-year extension options.

•	The loan is interest only and provides for a floating interest rate of LIBOR + 4.35%.

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The loan is secured by seven hotels: Crowne Plaza Beverly Hills, Embassy Suites Dulles Airport, Embassy Suites Syracuse, Fort Worth Hilton, Hilton Santa Fe, Hyatt Regency Coral Gables, and One Ocean in Jacksonville, FL.

Mortgage Loan Pool 2

•	$62.9 million non-recourse mortgage loan with a two-year initial term and three one-year extension options.

•	The loan is interest only and provides for a floating interest rate of LIBOR + 4.35%.

•	The loan is secured by five hotels: Residence Inn Las Vegas, Courtyard Columbus, SpringHill Suites BWI Airport, SpringHill Suites Centreville, and SpringHill Suites Gaithersburg.
Mortgage Loan Pool 3

•	$67.52 million non-recourse mortgage loan with a 10-year term.

•	The loan has a fixed interest rate of 5.20% and is interest only for the first two years with 30-year amortization thereafter.

•	The loan is secured by three hotels: Residence Inn Lake Buena Vista, Courtyard Louisville Airport, and Courtyard Ft. Lauderdale.
Mortgage Loan Pool 4

•	$12.5 million non-recourse mortgage loan with a 10-year term.

•	The loan has a fixed interest rate of 4.85% and is interest only for the first two years with 30-year amortization thereafter.

•	The loan is secured by two hotels: Fairfield Inn Kennesaw and SpringHill Suites Kennesaw.
Mortgage Loan Pool 5

•	$24.98 million non-recourse mortgage loan with a 10-year term.

•	The loan has a fixed interest rate of 4.90% and is interest only for the first two years with 30-year amortization thereafter.

•	The loan is secured by three hotels: SpringHill Suites Buford - Mall of Georgia, Hampton Inn Lawrenceville, and Hampton Inn Buford - Mall of Georgia.
“This refinancing is the latest example of our team’s proficiency in identifying unique opportunities created by today’s debt market environment to proactively manage our upcoming maturities while strengthening our liquidity position,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “We will continue to explore strategic refinancing transactions such as this as well as other innovative ways to create near-term and long-term shareholder value.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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